Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ReShape Lifesciences Inc. of our report dated April 1, 2024, except for the effect of the reverse stock split described in Note 2, as to which the date is October 1, 2024, relating to the consolidated financial statements of ReShape Lifesciences Inc., appearing in the Annual Report on Form 10-K of ReShape Lifesciences Inc. for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Irvine, California

May 1, 2025

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